Exhibit 99.1

Downtown Cleveland, Inc. Teams Up with AITX’s RAD to Launch Smart Security & Safety System

Cutting-Edge Technology Aims to Enhance Safety in Public Square

Detroit, Michigan, October 2, 2024 — Downtown Cleveland, in partnership with Robotic Assistance Devices (RAD), a wholly owned subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, is proud to unveil a groundbreaking smart security camera system designed to bolster safety and security in Public Square. This innovative technology, the first of its kind in the city, is the latest addition to Downtown Cleveland’s comprehensive approach to creating a vibrant, welcoming and secure city center.

The state-of-the-art, AI-driven, solar-powered RIO™ 360 security system is equipped with advanced features and smart capabilities that not only detect loitering and trespassing after hours but also engage the public with positive, eye-catching messages on its vivid dual LED displays. The 360-degree security tower will face Terminal Tower and will be monitored by Downtown Cleveland’s Operation Center from 7 a.m. to midnight. The live feed will also be connected to the City of Cleveland’s crime center, joining a network of more than 2,800 integrated cameras as part of the Safe Smart CLE camera sharing program.

“This initiative is just our first step in leveraging smart technology as a tool to enhance public safety and security downtown,” said Michael Deemer, President and CEO of Downtown Cleveland. “It builds upon the foundation we’ve laid with some of our most recent initiatives.”

Since assuming management, marketing and programming of Public Square in August, Downtown Cleveland has implemented the following key safety measures:

●	24/7 Police Presence: A dedicated police cruiser and two officers are now stationed in Public Square around the clock.

●	Clear Operating Hours: Signage has been posted to inform the public of operating hours (5 a.m. to midnight).

“We commend Downtown Cleveland and the City of Cleveland for their vision and foresight in revitalizing Public Square,” commented Troy McCanna, RAD’s Chief Security Officer. “This area is truly the heart of the city, and their proactive approach to integrating cutting-edge technology like RIO 360 demonstrates a deep commitment to the safety and well-being of residents and visitors alike. This initiative should serve as a model for other metropolitan areas looking to create safer, more secure urban environments for their communities. It’s inspiring to see Cleveland lead the way in embracing innovation to enhance public safety.”

Downtown Cleveland remains steadfast in its mission to create a clean, safe and welcoming public realm for all. Public Square is a cornerstone of this work, and this advanced security technology is another step forward in achieving this vision.

About Downtown Cleveland, Inc.

Downtown Cleveland, Inc.’s mission is to attract talent, jobs, residents, and investment through market influence, community impact, and irresistible experiences. As the only organization focused solely on strengthening and building the heart of Cleveland itself, we envision Downtown Cleveland as a vibrant and welcoming city center that weaves Downtown districts and surrounding neighborhoods into a seamless urban fabric that is greater than the sum of its parts. We work from sidewalk to skyline and everything in between, leading efforts to enhance Downtown’s environment, economy, and experience.

About Robotic Assistance Devices, Inc. (RAD)

Robotic Assistance Devices, Inc. (RAD), a wholly owned subsidiary of Artificial Intelligence Technology Solutions, Inc. (AITX), is a trailblazer in delivering AI-powered autonomous security solutions that transform how organizations protect their facilities and assets. RAD’s industry-leading product lineup; including ROSA™, RIO™, AVA™, and RAD Light My Way™ offers cutting-edge security technologies that reduce costs while enhancing operational efficiency. By deploying RAD’s AI-fueled systems, organizations can optimize security personnel, improve situational awareness, and achieve superior ROI. RAD’s solutions are well-suited for various industries, including municipalities, corporate enterprises, transportation, critical infrastructure, education, and healthcare. Learn more at www.radsecurity.com.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication may contain forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz